Exhibit 99.1

Four Radnor Corporate Center, Suite 200

Radnor, PA 19087

Ph: (610) 687-8900 Fax: (610) 687-3688

www.pennvirginia.com

FOR IMMEDIATE RELEASE

PENN VIRGINIA CORPORATION ANNOUNCES THE SALE OF EAGLE FORD OIL GATHERING AND

INTERMEDIATE TRANSPORTATION RIGHTS FOR $150 MILLION

RADNOR, PA (Globe Newswire) July 30, 2014 – Penn Virginia Corporation (NYSE: PVA) today announced that it has sold the right to construct and operate a crude oil gathering and intermediate transportation system covering a portion of its Eagle Ford Shale acreage to Republic Midstream, LLC (Republic) for $150 million. Republic is a joint venture funded by ArcLight Capital Partners, LLC (ArcLight) that is managed by American Midstream Partners, LP (NYSE: AMID) and JP Energy Partners, LP (JPE). AMID and JPE are both affiliates of ArcLight. Part of the net proceeds from the sale will be used to repay the outstanding balance on our revolving credit facility, and the remainder will be used to help fund our Eagle Ford capital program.

The oil gathering system and an associated central delivery and blending station will be located in Gonzales and Lavaca Counties, Texas and are expected to be constructed and operational by mid-2015. Penn Virginia will have a minimum committed volume of 15,000 barrels of oil per day for 10 years from the dedicated portion of its acreage. We believe the ability to gather crude oil volumes to a central delivery point, as well as to blend varying qualities of crude oil together, will ultimately benefit our price realizations, offsetting the costs of gathering. Moreover, we will substantially reduce any future capital expenditures related to oil gathering assets. We will retain our flexibility to market oil volumes both within and outside the dedicated area.

Acquest Advisors LLC served as PVA’s financial advisor in connection with the transaction.

H. Baird Whitehead, President and Chief Executive Officer, stated, “We are very pleased with the results of this sale, which is another step forward in our efforts to improve our liquidity and fund additional investment and further growth in the Eagle Ford. This transaction, along with the pending sale of our Mississippi assets and the gas gathering sale to AMID in January, brings the total proceeds from 2014 asset sales to $319 million, exceeding our original goal of up to $300 million.”

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Penn Virginia Corporation (NYSE: PVA) is an independent oil and gas company engaged in the exploration, development and production of oil, natural gas liquids and natural gas in various domestic onshore regions of the United States, with a primary focus in Texas, and other properties in the Mid-Continent and the Marcellus Shale in Appalachia. For more information, please visit our website at www.pennvirginia.com.

Contact:	James W. Dean Vice President, Corporate Development Ph: (610) 687-7531 Fax: (610) 687-3688 E-Mail: invest@pennvirginia.com

Certain statements contained herein that are not descriptions of historical facts are “forward-looking” statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The forward-looking statements include statements about future operations, estimates of reserve and production volumes and the anticipated timing for closing the pending transaction. Because such statements include risks, uncertainties and contingencies, actual results may differ materially from those expressed or implied by such forward-looking statements. These risks, uncertainties and contingencies include, but are not limited to, the following: our ability to successfully complete the pending acquisition, integrate that business with ours and realize the anticipated benefits from the acquisition; any unexpected costs or delays in connection with the acquisition; the volatility of commodity prices for oil, natural gas liquids (NGLs) and natural gas; our ability to develop, explore for, acquire and replace oil and natural gas reserves and sustain production; our ability to generate profits or achieve targeted reserves in our development and exploratory drilling and well operations; any impairments, write-downs or write-offs of our reserves or assets; the projected demand for and supply of oil, NGLs and natural gas; reductions in the borrowing base under our revolving credit facility; our ability to contract for drilling rigs, supplies and services at reasonable costs; our ability to obtain adequate pipeline transportation capacity for our oil and gas production at reasonable cost and to sell the production at, or at reasonable discounts to, market prices; the uncertainties inherent in projecting future rates of production for our wells and the extent to which actual production differs from estimated proved oil and natural gas reserves; drilling and operating risks; our ability to compete effectively against other independent and major oil and natural gas companies; our ability to successfully monetize select assets and repay our debt; leasehold terms expiring before production can be established; environmental liabilities that are not covered by an effective indemnity or insurance; the timing of receipt of necessary regulatory permits; the effect of commodity and financial derivative arrangements; our ability to maintain adequate financial liquidity and to access adequate levels of capital on reasonable terms; the occurrence of unusual weather or operating conditions, including force majeure events; our ability to retain or attract senior management and key technical employees; counterparty risk related to their ability to meet their future obligations; changes in governmental regulation or enforcement practices, especially with respect to environmental, health and safety matters; uncertainties relating to general domestic and international economic and political conditions; and other risks set forth in our filings with the Securities and Exchange Commission.